As filed with the Securities and Exchange Commission on September 15 , 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST AMENDMENT

CARBON CREDITS INTERNATIONAL, INC.

(Name of small business issuer in its charter)

NEVADA	3825	26-1240905
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2300 E. Sahara Avenue, Suite 800, Las Vegas, Nevada USA 89102
Phone: (888) 579-7771

(Address and telephone number of principal executive offices)

Hans J. Schulte
2300 E. Sahara Avenue, Suite 800, Las Vegas, Nevada USA 89102
 (888) 579-7771

(Name, address and telephone numbers of agent for service)

COPIES OF ALL COMMUNICATIONS TO:
The O’Neal Law Firm, P.C.
14835 East Shea Boulevard
Suite 103, PMB 494
Fountain Hills, Arizona 85268
(480) 812-5058 (tel)
(888) 353-8842 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.     ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.     ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock	1,670,360 shares	$0.05 per share	$83,518.00	$3.28

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus
Carbon Credits International, Inc.
A Nevada Corporation
1,670,360 Shares of
Common Stock

This prospectus relates to 1,670,360 shares of common stock of Carbon Credits International, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is _________, 2008.

PROSPECTUS SUMMARY AND RISK FACTORS

The Company

Carbon Credits International, Inc. (“CCII”) is engaged in the business of marketing, and distributing both branded & private label power saving devices (PSDs) manufactured by Carbon Reducer Industries, Inc. Sdn. Bhd., a Malaysian corporation (“CRI”), pursuant to an Exclusive Distribution Agreement between our company, as licensee, and CRI, as licensor, which provides our company with the exclusive worldwide right to market and distribute products manufactured by CRI, including the right to enter into sublicenses with third-party distributors.

Our principal executive office is located at 2300 E. Sahara Avenue, Suite 800, Las Vegas, Nevada 89102. Our telephone number is (888) 579-7771.

Management, or affiliates thereof, will not purchase shares in this offering.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,670,360 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 12 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 24,621,000 shares of our common stock issued and outstanding at July 31, 2008

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Information

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from October 15, 2007 (date of inception) through October 31, 2007, and our unaudited financial statements for the six month period ending April 30, 2008, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled Item 17. “Plan of Operation” beginning on page 21 of this prospectus.

	Six Month Period Ended April 30, 2008 (Unaudited)	As at October 31, 2007 (Audited)
Balance Sheet
Current Assets and Other Assets	$57,088	$65,138
Current Liabilities	$147,032	$12,314
Stockholders’ Equity(Deficit)	$(89,944)	$52,824

Income Statement
Revenue	$-0-	$-0-
Total Expenses	$191,767	$20,396
Net Loss	$(191,767)	$(20,396)

We have just commenced our operations and are currently without revenue.  Our company has three employees at the present time, a President/CEO, CTO and CFO.  As of April 30, 2008, our accumulated deficit was $(212,163).  We anticipate that we will operate in a deficit position through January 2009, and be profitable thereafter.

RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in CCII.  Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

We have no operating history and have maintained losses since inception, which we expect to continue into the near term.

We were incorporated on October 15, 2007 and only just recently commenced operations. We have not realized any revenues to date. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to April 30, 2008 was $(212,163). Our ability to achieve and maintain profitability and positive cash flow beyond the near term is dependent upon:

•	our ability to further develop our customer base for our products in Asia:
•	the ability of our licensor to obtain UL approvals for our products to be sold in other countries;
•	our ability to generate a customer base in other countries;
•	our ability to control costs; and
•	our ability to compete with other energy savings products.

Based upon our proposed plans, we expect to incur operating losses through January 2009, and be profitable thereafter. This will happen because in November 2008, all sales in Asia will become our sales.  There will be substantial costs and expenses associated with the development and marketing of our products in North America after UL approval is obtained for which revenues in that area will be initially limited. Failure to generate revenues initially in North America will not cause us to go out of business because we expect to sustain profitability in Asia commencing January 2009, and ultimately adequate cash flows after July 2009.

If we are unable to obtain the necessary revenues and financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business unless our existing shareholder base provides funding.

Our ability to successfully sell our products to generate operating revenues in other countries depends on our ability to sustain overall profitability and cash flows to implement our business plan. Given that we have no operating history, no present revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we plan to sell equity securities to be able to pay our operating costs. Should this fail, we may go out of business unless our shareholder base provides us with the needed funding.

At April 30, 2008, we had $3,838 of cash. As of the date hereof, we have $2,800. Our budgeted operating cash expenditures for the next 15 months through July 2009 are approximately $1,700,000, and our budgeted cash flow from gross profit is the same amount. Therefore, we presently have budgeted a zero cash position from operations as of July 2009 and a need for additional capital from the sale of securities of approximately $1,500,000.

How long CCII will be able to satisfy its cash requirements depends on how quickly we can generate sales in Asia and other countries. Although there can be no assurance at present, we plan to be in a position to generate revenues by November 1, 2008. We estimate that as of July 31,2009, we will generate sufficient cash flow from operations to fund all expenditures under our present  business plan.

We plan on selling additional equity securities to generate sufficient cash flows to supplement our operating budget until operations support continuing cash flows. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders depending on the price we can sell such shares. The resale of shares by our existing stockholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities.

RISK FACTORS - continued

We have limited sales and marketing experience.

Our management has limited experience in marketing our proposed products and no distribution system has yet been successfully tested. While we have plans for marketing and sales, there can be no assurance that such efforts will be successful or that we will be able to attract and retain qualified individuals with marketing and sales expertise. Our future success will depend, among other factors, upon whether our products can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use them. There can be no assurance that our products will gain wide acceptance in our targeted markets or that we will be able to effectively market our products.

If our estimates related to expenditures and cashflow from operations are erroneous, and we are unable to sell additional equity securities, our business could fall short of expectations and you may lose your entire investment.

Our financial success is dependent in part upon the accuracy of our management's estimates of expenditures and cash flow from operations. (See ITEM 17. "Plan of Operation") If such estimates are erroneous or inaccurate, we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

We may not be able to compete effectively against our competitors.

We are engaged in a rapidly evolving field. Competition from other companies in the same field is intense and is expected to increase. Many of our competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than we do. In addition, other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that our competitors will not develop technologies and products that are more effective than those being developed by us or that would render our technology and products obsolete or noncompetitive.

Our Business Model may not be sufficient to achieve success in our intended market

Our survival is dependent upon the market acceptance of a narrow group of products.  Should these products be too narrowly focused or should the target market not be as responsive as we anticipate, we will not have in place alternate products we can offer to ensure our survival.

Inability of Our Officers and Directors to devote sufficient time to the operation of the business may limit our success.

Presently, the officers and directors of CCII allocate the majority of their time to the operation of CCII’s business.  Since our officers and directors are currently involved part time elsewhere, they may not be able to devote full time availability to work for CCII.

Should the business develop faster than anticipated, the officers and directors will have to retain other personnel to ensure that it continues as a going concern.

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our products will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers would negatively impact our ability to sell our products, which could adversely affect our financial results and impair our growth.

Future  regulation of “Green Technologies” and related products could restrict our business, prevent us from offering our products or increase our cost of doing business.

At present there are few laws, regulations or rulings that specifically address the use of “green technologies” and related products such as the products we sell. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations may have on our business, financial condition, and results of operations. The increasing growth of “green technology” and related products heighten the risk that governments or other legislative bodies will seek to regulate such technologies and/or related products, which could have a material adverse effect on our business, financial condition and operating results.

RISK FACTORS - continued

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, De Joya Griffith & Company, LLC, Certified Public Accountants, state in their audit report, dated September 6, 2008 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

Investors will have little voice regarding the management of CCII due to the large ownership position held by our existing management and thus it would be difficult for new investors to make changes in our operations or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

Officers and directors directly own 11,607,500 shares of the total of 24,621,000 as of July 31 issued and outstanding shares of CCII’s common stock, and 8,000,000 shares of the total of 8,000,000 issued and out standing shares of CCII’s preferred stock. Thus, our officers and directors are in a position to continue to control CCII. Of these shares, Mr. Schulte, our CEO, President and Director, owns 6,000,000 shares of our preferred stock, or 75%. Dr. Prabaharan Subramaniam, our Chief Technology Officer, Secretary and Director, owns 7,607,500 shares of our common stock, or 30.90% and Ivan Braverman, our Treasurer/CFO and Director owns 2,000,000 shares of our common stock, or 8.12%., and 2,000,000 shares of our preferred stock, or 25%. Such control may be risky to the investor because the entire Company's operations are dependent on a very few people who could lack ability, or interest in pursuing CCII operations. In such event, our business may fail and you may lose your entire investment. Moreover, new investors will not be able to effect a change in the Company’s business or management.

Risks Associated with our Common Stock

Difficulty for CCII stockholders to resell their stock due to a lack of public trading market

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to have our common stock quoted on the OTC Bulletin Board as soon as practicable.  However, there can be no assurance that CCII’s shares will be quoted on the OTC Bulletin Board.  Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on FINRA broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or “OTCBB”. Following the date that the registration statement, in which this prospectus is included, becomes effective, we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the FINRA an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTCBB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTCBB, it is very likely that our stock will be considered a “penny stock”. In that case, purchases and sales of our shares will be generally facilitated by FINRA broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

RISK FACTORS - continued

Risks Associated with our Common Stock - continued

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 shares of common stock, of which 24,621,000 shares are issued and outstanding as of July 31, 2008.  We are authorized to issue up to 10,000,000 shares of preferred stock, of which 8,000,000 shares are issued and outstanding as of July 31, 2008. Our Board of Directors has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of CCII in the future.

Forward Looking Statements

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 9, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

Securities and Exchange Commission’s Public Reference

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the “SEC”) at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Offering

This prospectus covers the resale by certain selling stockholders of 1,670,360 shares of common stock, which were issued pursuant to a spin off transaction with our former parent Carbon Credits Industries, Inc., a privately held Nevada corporation, and a private placement offering made by CCII pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is arbitrary and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock pursuant to a spin off transaction with our former parent Carbon Credits Industries, Inc., a privately held Nevada corporation, and a private placement offering made by CCII pursuant to Regulation S promulgated under the Securities Act.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,670,360 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of July 31, 2008, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Name of Selling Stockholder and Position, Office or Material Relationship with CCII	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Bart A G ALink	550,000	50,000	500,000	2.03%
Bartho Nietsch	50,000	50,000	-	-
Willem F. Steenbergen	125,000	50,000	75,000	*
Gerben Beerda	10,000	10,000	-	-
Hans Berkel	20,000	20,000	-	-
Hendrika Bilk	11,500	11,500	-	-
Hans Boerman	7,500	7,500	-	-
Jose Bouma	22,500	22,500	-	-
Karina Esther Lianne Brinkman	64,000	50,000	14,000	-
Miranda Brinkman	32,000	32,000	-	-
Gordon K.S. Cooper	60,000	60,000	-	-
Esther J. Brinkman-Dijk	100,000	50,000	50,000	*
Paul Gerhard Brinkman	10,000	10,000	-	-
Piet Bruinsma	32,500	32,500	-	-
Gemini Enterprise (3)	50,000	50,000	-	-
Henk Cents	40,000	40,000	-	-
Martijn Cents	30,000	30,000	-	-

SELLING SECURITY HOLDERS - continued

Bennie Damman	5,000	5,000	-	-
Eric Fredrikstadt	10,000	10,000	-	-
Rene Engbert Ganzeboer	10,000	10,000	-	-
Eric T.H. Ganzevles	7,500	7,500	-	-
Gerjan J.H. Hakenberg	12,500	12,500	-	-
Henri Hassing	25,000	25,000	-	-
Jan Hein	10,000	10,000	-	-
Rob A. Heurman	60,000	60,000	-	-
Frans Hogeterp	5,000	5,000	-	-
Margretha Hugen	12,500	12,500	-	-
Henri Ipskamp	60,000	60,000	-	-
Jeroen Ipskamp	60,000	60,000	-	-
Hendrik Joling	37,500	37,500	-	-
Arnold Klok	5,500	5,500	-	-
Lydia R. Koster	65,000	65,000	-	-
Frits Fredrikus Lammers	30,000	30,000	-	-
Johannes Theo Lammers	5,000	5,000	-	-
Wilfred Van Lent	10,000	10,000	-	-
Anne Bertus Lenters	40,000	40,000	-	-
Clive Peter Goble	5,120	5,120	-	-
Erick Peter Graffham	5,120	5,120	-	-
Vernon H.K. Kim	5,120	5,120	-	-
Frits Nietsch	60,000	60,000	-	-
Gerbert Nieuwlaar	7,500	7,500	-	-
Auke-Johan Plantinga	18,000	18,000	-	-
Johanna Pullen	40,000	40,000	-	-
Hans Renshof	10,000	10,000	-	-
Dingenus Johannes DeRijke	25,000	25,000	-	-
Jan H. Roolfs	5,000	5,000	-	-
Gert Jan Van Santen	140,000	50,000	90,000	*
Marit Schuitert	15,000	15,000	-	-
Arwin C.W. Setz	50,000	50,000	-	-
Michiel Verbeek	37,500	37,500	-	-
Gerrit W. Verduin-Jalink	10,000	10,000	-	-
Cor L. Vos	50,000	50,000	-	-
Hennie Vos	10,000	10,000	-	-
Ronald DeVries	30,000	30,000	-	-
Jose Wolf	5,000	5,000	-	-
Richard Wolf	15,000	15,000	-	-
Jurrien Zandbergen	7,500	7,500	-	-
Rinse Zandbergen	5,000	5,000	-	-
Mark Post	20,000	20,000	-	-
Gerard Evenboer	20,000	20,000	-	-
Erwin Letteboer	20,000	20,000	-	-
Karin Prins	4,000	4,000	-	-
Hans van Harselaar	20,000	20,000	-	-
Rene Edward Denth	12,000	12,000	-	-
Gerrit van der Meer	52,000	52,000	-	-
Janny Spijker	5,000	5,000	-	-
Colinda Sieljes	5,000	5,000	-	-
Total	2,399,360	1,670,360	729,000

* Less than 1%

1)	Assumes all of the shares of common stock offered are sold. Based on 24,621,000 common shares issued and outstanding on July 31, 2008.

(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	Jos in het Veld is the controlling shareholder of Gemini Enterprise.

There are no family relationships between any of the above noted stockholders and our Officers and Directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	a combination of any aforementioned methods of sale; and
(g)	any other method permitted pursuant to applicable law, including compliance with SEC’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

PLAN OF DISTRIBUTION - continued

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer, Suite 202, 706 E. Bell Road, Phoenix, Arizona 85012. Their phone number is (602) 485-1346 and their fax number is (602) 788-0423.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings or litigation at this time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock with $0.0001 par value, of which 24,621,000 shares are issued and outstanding as of July 31, 2008.  Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of CCII.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of CCII, holders are entitled to receive, ratably, the net assets of CCII available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of CCII’s common stock are issued, the relative interest of then existing stockholders may be diluted.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock with a par value of $0.0001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently 8,000,000 preferred shares are issued and outstanding and have the following rights, preferences and privileges:

Ranking: Our Series A Preferred Stock (“Class A Stock”) ranks, as to dividends and upon liquidation, senior and prior to our common stock, par value $0.0001 per share (the “Common Stock”) and to all other classes or class of stock issued by the Issuer, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of outstanding Class A Stock.

Liquidation Rights. With respect to rights on liquidation, the Class A Stock shall rank senior and prior to our Common Stock and to all other classes or series of stock issued by CCII, except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of outstanding Class A Stock.

Voting.  The Class A Stockholders shall be entitled to four (4) votes for each share of Class A Stock held on any matters requiring a shareholder vote of CCII.

Conversion.  Any Class A Stockholder shall have the right, at any time from the date of issuance, to convert any or all of its Class A Stock into 4 shares of fully paid and non-assessable shares of Common Stock for each share of Class A Stock so converted.

DESCRIPTION OF SECURITIES TO BE REGISTERED - continued

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

CCII has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in CCII, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of CCII.

De Joya Griffith & Company, LLC, Certified Public Accountants, have audited our financial statements for the period from our inception on October 15, 2007 through fiscal year ended October 31, 2007, and presented its audit report dated September 6, 2008 regarding such audit which is included with this prospectus with De Joya Griffith & Company, LLC consent as experts in accounting and auditing.

The O’Neal Law Firm, P.C., whose offices are located at 14825 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O’Neal Law Firm, P.C.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Hans J. Schulte	CEO/President/Director	46	October 15, 2007

Dr. Prabaharan Subramaniam	CTO/Secretary/ Director	46	November 19, 2007

Ivan Braverman	Treasurer/ CFO/ Director	73	November 19, 2007

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Mr. Hans J. Schulte, Chief Executive Officer, President and Member of the Board of Directors

Mr. Schulte has been serving as CCII’s Chief Executive Officer and a member of our Board of Directors since October 15, 2007.  The term of his office is for one year and is renewable on an annual basis.

From 1984 until 1992, Mr. Schulte worked at Landmark Chemicals in Antwerp trading in Africa plastic raw materials like HDPE, LLDPE, LDPE, PP, and PVC. Mr. Schulte was responsible for new market development, establishing links between OEM/chemical manufactures and end-user market, integration of marketing positions across business lines, strategic alliances, acquisitions, technology licensing, long range planning, and new product platform development. From 1992 until 2005, Mr. Schulte traded industrial chemicals such as titanium dioxides, which he exported to or from the Far East and South America. Mr. Schulte participated in a joint venture operation with Thai DNT Paint MFG Co., Ltd who manufactured paint for Mitsubishi Corp. Japan. He also worked in Cherkassy, Ukraine with AURORA Cherkassy Varnish and Paint Plant for whom he operated as purchase manager in Titanium dioxide and was an agent for SCM chemicals UK, now millennium chemicals, for the Tiona products and sold it mainly to Surinam, Egypt and the Middle East. Mr. Schulte has extensive experience as a private investor and served as a director and CEO for Xraymedia, Inc. in Vancouver, B.C., and thereafter in Plano, Texas.

Mr. Schulte is currently devoting approximately 40 hours a week of his time to CCII, and is planning to continue to do so during the next 12 months of operation.

Mr. Schulte is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Dr. Prabaharan Subramaniam, Secretary, Chief Technology Officer and Member of the Board of Directors

Dr. Subramaniam has been serving as CCII’s Secretary, CTO since October 17, 2007, and a member of the Board of Directors since November 19, 2007. The term of his office is for three years and is renewable thereafter on an annual basis.

Dr. Subramanian has over 25 years of experience in the field of Engineering Technology. Since 2001, Dr. Subramanian has served as Chief Technology Officer and Director of 3T Holdings PTE LTD located in Singapore. This company was originally responsible for the research & development of our many versions/ types of energy saving devices.

Dr. Subramanian holds a B.S. Degree in Engineering Technology, an MBA in Business Administration, a DBA in Business Administration and a PhD in Engineering Technology.

Dr. Subramaniam is currently devoting approximately 40 hours a week of his time to CCII, and is planning to continue to do so during the next 12 months of operation.

Dr. Subramanian is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Ivan Braverman, Treasurer, Chief Financial Officer and Member of the Board of Directors

Mr. Braverman has been serving as CCII’s Treasurer and CFO since October 17, 2007, and a member of the Board of Directors since November 19, 2007. The term of his office is for three years and is renewable thereafter on an annual basis.

Mr. Braverman is an Arizona Certified Public Accountant, and the owner of Braverman International, P.C., an Arizona licensed certified public accounting firm located in Prescott, Arizona. Prior to the formation of his firm in October 1980 in Denver, Colorado, he was an SEC audit partner in an international CPA firm, an audit manager for an International CPA firm, and an audit/tax partner in smaller CPA firms. Mr. Braverman has performed countless audits for both private and public companies, prepared income tax returns of all types of entities, appeared as an expert witness for plaintiffs’ in several lawsuits including lost profits and income taxation, and provided other professional services including activity based costing. The majority of his clientele were smaller publicly held companies in the development stage, and he presently assists taxpayers in reentering the tax system and represents them in office audits, appeals proceedings, collections and assists them in the preparation of tax court matters. Mr. Braverman is also a CFFA, Certified Forensic Financial Analyst.

Mr. Braverman has a Masters Degree in Taxation from the University of Denver where he also obtained his undergraduate business degree.  He is  also a member of the CENTER FOR PUBLIC COMPANY AUDIT FIRMS of the AICPA, and his firm is registered with the PCAOB enabling Mr. Braverman to file audited and reviewed financial statements in registration statements and periodic financial reports with the SEC as mandated by the Sarbanes-Oxley Act of 2002.

Mr. Braverman is currently devoting the majority of his time to CCII, and is planning to continue to do so throughout the term of his employment.

Mr. Braverman is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflict of Interest

None of our officers or directors are subject to a conflict of interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of CCII owning 5% or more of the common stock and shares owned by CCII’s directors and officers as of July 31, 2008:

COMMON STOCK

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Common	Hans J. Schulte President,,CEO, Director 2300 E. Sahara Avenue Suite 800 Las Vegas, NV 89102	-0-	0%
Common	Dr. Prabaharan Subramaniam Secretary, CTO, Director 2300 E. Sahara Avenue Suite 800 Las Vegas, NV 89102	Direct 7,607,500	30.90%
Common	Ivan Braverman Treasurer, CFO, Director 2300 E. Sahara Avenue Suite 800 Las Vegas, NV 89102	Direct 2,000,000	8.12%
Common	William D. O’Neal, Esq. 14835 E. Shea Boulevard Suite 103, PMB 494 Fountain Hills, AZ 85268	Direct 2,000,000	8.12%
Common	Directors and officers and 5% Shareholders as a group(1)	11,607,500	47.14%

1.	Represents beneficial ownership
2.	Based on the total of 24,621,000 outstanding common shares as of the date hereof

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - continued

PREFERRED STOCK

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Preferred	Hans J. Schulte President, CEO, Director 2300 E. Sahara Avenue Suite 800 Las Vegas, NV 89102	Direct 6,000,000 (3)	75%
Preferred	Ivan Braverman Treasurer, CFO, Director 2300 E. Sahara Avenue Suite 800 Las Vegas, NV 89102	Direct 2,000,000 (4)	25%
Preferred	Directors and officers and 5% Shareholders as a group(1)	8,000,000	100%

1.	Represents beneficial ownership
2.	Based on the total of 8,000,000 outstanding preferred shares as of the date hereof
3.	Convertible into 24,000,000 shares of common stock of the Company
4.	Convertible into 8,000,000 shares of the common stock of the Company

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires CCII to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article IX of CCII’s bylaws, CCII is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, CCII has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions.”

DESCRIPTION OF BUSINESS

Business Development

CCII was incorporated on October 15, 2007 in the State of Nevada as a wholly-owned subsidiary of Carbon Credit Industries, Inc., a privately held Nevada corporation (“CCI”).

On October 17, 2007, 100% of the outstanding restricted common stock of CCII held by CCI was spun off on a pro rata basis to the shareholders of CCI. The shareholders of CCI paid no additional consideration for the spin-off shares, and the spin-off shares were distributed to the CCI shareholders on a pro rata basis.  No assets or liabilities were included in the spin off and there was no previous history or operations of CCII.

The spin off forming CCII was done for the purposes of establishing a separate publicly held entity to become the exclusive licensee for the world-wide marketing and sales of electrical energy saving products manufactured presently in Malaysia by the licensor, Carbon Reducer Industries SDN BHD, (CRI) a Malaysian corporation, formed on November 29, 2007, which became, in 2007, a wholly owned subsidiary of CCI.  The predecessor manufacturing company to CRI was Radatech Corporation SDN BHD (Radatech), also a Malaysian corporation whose stock was owned by Mr. Schulte and Dr. Prabaharan Subramaniam (Praba), the latter person being the sole inventor of the energy saving products. A patent pending is currently on file by Praba. After CRI incorporated, it entered into a licensing agreement with Radatech enabling CRI to be the exclusive manufacturer of energy savings products developed by Radatech.

All of the energy savings products of which we became the exclusive world-wide licensee to sell as of July 25, 2008, had previously been approved for sale in Asia, and have been selling in Malaysia for over the past five years. Recent Asian sales by third party agents prior to our obtaining the exclusive license included the port in Kuala Lumpur International Airport, and sales to the Malaysian government where the products were installed in a 500 kilometer stretch of highway. These two installations resulted in revenue sharing, wherein the products were purchased and owned by the agents of Radatech who in turn, received and earned the revenue sharing income.

CCII has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

Since becoming incorporated, CCII has not made any significant purchase or sale of assets.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

CCII is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither CCII nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Principal Products and Services

We intend to market and distribute three (3) main products detailed below.  Each of these products are manufactured by CRI and marketed and distributed by CCII pursuant to an Exclusive Distribution Agreement with CRI dated July 25, 2008. Each product can be tailored accordingly, dependant on the load demands applicable to each particular requirement.

Reducer Enersaver:
This product is designed to operate on a mixed load set up and will save between 15% and 35% on each installed electrical appliance. The device is connected directly to the clients Distribution Board (DB).  This is a simple installation requiring limited client downtime. Reducer™ Enersaver can operate on 15A single phase supply up to 150A three phase.  It works by continuously detecting the required load and self adjusts its reactor coil and auto coil to provide an optimum supply to the load.

DESCRIPTION OF BUSINESS - continued

Business of Issuer - continued

Reducer Motorsaver:
As the name suggests, this product is designed for electric motors and is another intelligent product from Reducer ™. We can supply anything from 1.5KW to 300KW depending on the motor’s size. This is a powerful device with built in Soft Starter, Variable Speed Devices, and a proprietary Load Detection Mechanism. With this LDM in place, we can save between 25% and 35% on the motor loss by adjusting the power factor of the motor to attain an efficiency of between 0.95 and 0.99.  Once we have saved on the motor losses, we then take advantage of the built in VSD to monitor the operational usage. With this function, we can save a further 20% to 30% depending on the motor’s sizing.

Reducer Street Light Manager
The Street Light Manager is available in two models. The standard system can achieve a minimum 25% saving. The second option is our flagship model incorporating an intelligent system with “dimmer” control, providing savings as high as 45%. The savings for both systems will depend on the programming of our devices in accordance with local laws and highway regulations.

The product name, “Reducer” was inspired by our interest in removing the black or wasted electrical current within any premises or applications, reducing excesses in real power consumption. After we have audited the premises we can provide an average energy saving of 15% to 35% off the actual energy bill. We plan to install our Reducer products to all customers that are interested in savings on their electrical power consumption through qualified electrical contractors that will be trained by CRI personnel in the proper installation of the products.

Our Reducer appliances are compatible with over 95% of the electrical equipment available on the market today. We have a product that is able to provide consistent savings on a mixed load environment without requiring any physical re-wiring to the existing distribution boards.

Marketing and Distribution

We intend to undertake our own direct marketing efforts to promote and sell our products in the Asian market. Regarding brand awareness, we will launch global marketing campaigns, regional advertisements, road shows, seminars and exhibitions to educate and promote our Reducer power saving devices.  As our mission statement says:

•	To become a prominent global player providing reliable and proven energy saving solutions by 2008.
•	To provide future safe solutions which optimize energy conservation increasing the efficiency of electrical appliances.
•	To enable our clients to harvest Carbon Credits under the guidance of the Clean Development Mechanism and the Kyoto Protocol Conference.

We also intend to enter into sublicense agreements with qualified sub-distributors in Europe and North America. These licenses will require an initial license fee as well as a royalty based on gross sales. Retaining exclusivity, we bill based upon a mutually agreeable annual or semi-annual sales minimum.

Dependence on One or a Few Major Customers

We do not anticipate dependence on one or a few major customers for at least the next 12 months or the foreseeable future.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We distribute our products under license and all trademarks and patents  are owed by our licensor. We do not intend to obtain any additional trademarks or patents. CCII has not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

DESCRIPTION OF BUSINESS - continued

Business of Issuer - continued

Existing or Probable Government Regulations

There are no existing government regulations nor are we aware of any regulations being contemplated that would adversely affect CCII’s ability to operate.

Research and Development Activities and Costs

CCII has not incurred any costs to date and has no plans to undertake any research and development activities during the first year of operation. We do intend to pay for all approvals needed to market our products worldwide including the current United Laboratories approvals needed for North America.

Compliance With Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Facilities

We rent executive office facilities in Las Vegas. This is a shared office facility which offers office space and secretarial and administrative services for $294 monthly. We may cancel upon 30 days written notice. This location will serve as our primary office for planning and implementing of our plan in the United States. We will continue to use this space for our executive offices for the foreseeable future.

We also rent an office space at Level 20, Menara Standard Chartered, 30 Jalan Sultan Ismail, Kuala Lumpur, Malaysia 50250. We rent this space on a month to month basis at a minimum monthly rental rate of $125 per month. We may cancel upon 30 days written notice.  This location will serve as our satellite office for planning and implementing of our plan in Asia and other foreign countries.

Employees

CCII has three employees at the present time. Mr. Schulte, Dr. Subramaniam  and Mr. Braverman, our officers and directors, who are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth.

There is no intention of hiring other employees until the business has been successfully launched and we have sufficient, sustained revenues flowing to CCII from our operations or have raised sufficient equity capital. Our officers and directors will do whatever work is required, without paid compensation until our business is to the point of having positive cash flow. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

INCORPORATION OF CERTAIN INFORMATION BY REFERNCE

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-K.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

PLAN OF OPERATION

During the first stages of CCII’s growth, our officers, directors and employees will provide all the labor required to execute our business plan, and since we intend to operate with very limited administrative support, they will continue to be responsible for the majority of labor required for at least the first year of operations.  Management plans to hire additional employees during the first year of operations, as necessary, to implement our business plan. Due to limited financial resources, each of the management team will dedicate approximately 25 – 30 hours a week in order to carry out operations.

We are a development stage company with no operations to date, no revenue, no financial backing and insignificant assets.  Our plan of operations over the next 12 months is to sell energy reducing products, initially in Asia where we have approvals to do so, and then migrate our sales to various countries after receiving our United Laboratories approval for 110/120 volt, 3 phase and 220/240 three phase products. In order to achieve our plan, we have established the following goals over the next 12 months:

*	Have our licensor obtain UL approval for sale of products in other countries.
*	Have our registration statement on form S-1 become effective within 3 Months of the date it is filed.
*	Raise suitable financing through one or more private placements of our common stock.
*	Bring sufficient products and personnel to various other countries, principally the U.S., to demonstrate the feasibility of our products towards electrical energy reduction.
*	Market our electrical energy savings products to large consumers of electrical energy.

Our business objectives are:

*	To sell our customers the various products we have, thereby achieving ongoing profitability, cash flows and create value for our stockholders.
*	Become a well-recognized source of electrical energy savings products so that we can commence similar arrangements throughout the world.

Due to limited financial  resources,  each of the management team will dedicate the majority of their time to ensure all operations are executed.

ACTIVITIES TO DATE

Prior to the date hereof, we have secured shared office space in Las Vegas, Nevada for domestic contact purposes, and created a logo for our business.  Recently we launched our website, which is accessible   at http://www.carbon-reducer.com/. The website architecture is in tabular format and has been designed to allow easy navigation for our users. The cost was paid for by our product manufacturer, Carbon Reducer Industries, SDN BHD, and included editing written content, structure layout, uploading graphics, beta test on all tabs and an investor information section.

Milestones

The following is a chronological itemization of the milestones we hope to achieve over the next 12 months. We are currently in the first month of these milestones noted below.

August 2008 – October 2008

Have our licensor obtain UL approval for sale of products in other countries.

Complete our registration statement on Form S-1.

November 2008 - January 2009

Raise suitable financing through one or more private placements of our common stock to enable us to reach a positive cash flow position during our planned operations.

Bring sufficient products and personnel to the various countries to demonstrate the feasibility of our products towards electrical energy reduction.

PLAN OF OPERATION - continued

February 2009 – July 2009

Market our electrical energy savings products in various countries.

Liquidity and Cash Resources

We have raised $119,000 from the sale of stock through a private placement to 3 non-affiliated investors for the period from inception through April 30, 2008. We have incurred expenses since inception totaling $212,163 to April 30, 2008 for our incorporation and operating expenses. Our budgeted operating cash expenditures for the next 15 months through July 2009 are approximately $1,700,000 and our budgeted cash flow from gross profit is the same amount. Therefore, we presently have budgeted a zero cash position from operations as of July 2009 and a need for additional capital from the sale of securities of approximately $1,500,000.

How long CCII will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at present, we plan to be in a position to generate revenues by November 1, 2008, which supplement the expected cash flow from our sale of equity securities. We must generate at least $1,700,000 in gross profit from November 1, 2008 to July 31, 2009, in order to fund all operating cash expenditures under our present business plan. Gross profit is defined as gross sales net of the direct product costs.

If we fail to generate sufficient cash flows from sales and/or gross profit based on our forecast of expenditures, or if we enter into revenue sharing agreements requiring us to purchase our products for this targeted use before such costs can be recovered fully, we will need to raise sufficient capital to continue in existence.  We cannot guarantee that additional funding will be available on favorable terms, if at all. If we cannot secure additional financing from outside sources or our existing shareholder base, we may not be able to meet our milestones, and may need to discontinue operations. Any further shortfall will affect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.

There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations.

DESCRIPTION OF PROPERTY

CCII does not own any property, real or otherwise. We rent executive office facilities in Las Vegas. This is a shared office facility which offers office space and secretarial and administrative services for $294 monthly. We may cancel upon 30 days written notice. This location will serve as our primary office for planning and implementing of our plan in the United States. We will continue to use this space for our executive offices for the foreseeable future.

We also rent an office space at Level 20, Menara Standard Chartered, 30 Jalan Sultan Ismail, Kuala Lumpur, Malaysia 50250. We lease this space on a month to month basis at a monthly rental rate of $125 per month. We may cancel upon 30 days written notice.  This location will serve as our satellite office for planning and implementing of our plan in Asia and other foreign countries.

We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, CCII has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of CCII or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Manufacturer/Licensor

Our licensor, CRI, is the manufacturer of all of the products we are licensed to sell or use. CRI licenses its manufacturing process and products from Radatech, all of whose common stock is owned by Hans J. Schulte and Dr. Prabaharan Subramaniam. Dr. Prabaharan Subramaniam is our CTO, Secretary and a member of our Board of Directors, who owns 7,607,500 shares of our outstanding common stock. Hans J. Schulte, our Chief Executive Officer/ President (CEO) and Board Chairman, owns  only 6 million shares of our preferred stock which may be converted into common stock at any time on a basis of four common shares for each share of preferred stock owned. Together, these two related parties control our Company and CRI.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - continued

Legal Services

Corporate and securities-related legal services for the Company are being provided by The O’Neal Law Firm, P.C. whose sole owner, William D. O’Neal, Esq. is a shareholder of both CCI and CCII. As of October 31, 2007, this firm was paid a total of $5,000 for our organizational costs. Subsequent to year end this law firm was paid $40,000 for the preparation of our registration statement on Form S-1.

Shareholder Advance

On October 17, 2007, Hans J. Schulte advanced, free of interest and collateral, the sum of $28,960, against which $25,000 was repaid leaving $3,960 owing to him on October 31, 2007.

As of April 30, 2008 Shareholder advances increased $3,788 and repayments totaled $401 for a net increase of $3,387.

Prepaid Expenses

Prepaid expenses consisted of (1) prepaid travel of $15,870 as of October 31, 2007, for the airfare and hotel accommodations of our Arizona based legal counsel and our Chief Financial Officer (CFO) for their initial trip to Kuala Lumpur, Malaysia during November 2007, and (2) $5,333 in prepaid management consulting. We initially advanced $10,000 as management consulting fees to our CFO Ivan Braverman, but offset that with the amount earned by him of $4,667 as of October 31, 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Currently there is no public trading market for our stock, and we have not applied to have CCII’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules governing low-price stocks that may affect our  stockholders' ability to resell shares of our common stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the FINRA's OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  CCII’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - continued

Holders

As of the filing of this prospectus, we have 109 shareholders of record of CCII common stock. We are registering 1,670,360 shares of our common stock held by 67 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 11,607,500 shares of common stock held by our Officers and Directors.

Dividends.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of CCII to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; CCII would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Difficulty to resell CCII stock, as the Company  has  no expectations to pay cash dividends in the near future

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors.  We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business.  To date, we have not paid cash dividends on our common stock.  This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from our inception on October 15, 2007 through our first fiscal year ending October 31, 2007 for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

EXECUTIVE OFFICER COMPENSATION TABLE

							Non-	Nonqualified
							Equity	Deferred	All
Name							Incentive	Compensa-	Other
and				Stock		Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards		Awards	Compensation	Earnings	sation		Total
Position	Year	(US$)	(US$)	(US$)		(US$)	(US$)	(US$)	(US$)		(US$)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)

Hans J. Schulte CEO, President	2007	0	0	$600	(1)	0	0	0	0	(3)	$0
Dr. Prabaharan Subramaniam CTO, Secretary	2007	0	0	0		0	0	0	0	(4)	0
Ivan Braverman CFO, Treasurer	2007	0	0	$200	(2)	0	0	0	0	(5)	$0

1.	6,000,000 shares of preferred stock issued at a value of $0.0001 per share.
2.	2,000,000 shares of preferred stock issued at a value of $0.0001 per share.
3.	Accrued, unpaid consulting compensation to October 31, 2007, from inception, was $3,880.
4.	Accrued, unpaid consulting compensation to October 31, 2007, from inception, was $3,880.
5.	Accrued, unpaid consulting compensation to October 31, 2007, from inception, was $5,174.

EXECUTIVE COMPENSATION - continued

The following table sets forth the compensation paid by us from our inception on October 15, 2007 through our first fiscal year ending October 31, 2007 for each of our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, of paid or named executive officers.

DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees					Value and
	Earned				Non-Equity	Nonqualified	All
	Or				Incentive	Deferred	Other
	Paid in	Stock		Option	Plan	Compensation	Compen-
	Cash	Awards		Awards	Compensation	Earnings	sation	Total
Name	($)	($)		($)	($)	($)	($)	($)

Hans J. Schulte	0	600	(1)	0	0	0	0	$600

Dr. Prabaharan Subramaniam	0	0		0	0	0	0	0
Ivan Braverman	0	$200	(2)	0	0	0	0	$200

6.	6,000,000 shares of preferred stock issued at a value of $0.0001 per share.
7.	2,000,000 shares of preferred stock issued at a value of $0.0001 per share.

All compensation received by the officers and directors has been disclosed.

Consulting Agreements

On the spin off date, our President/CEO and Chief Technical Officer (CTO)/ Secretary, verbally agreed to provide their services over a three year period, with an option to renew, for annual compensation each of $90,000, $150,000 and $210,000, respectively. After inception of CRI on November 29,2007, their verbal agreement to continue providing such services as of November 29, 2007, was incorporated under a formal consulting agreement with CRI, signed on August 13, 2008, which agreement provided for their services, pre-incorporation, effective October 17, 2008.

We also entered into a consulting agreement with Braverman International, effective October 17, 2007, to utilize the services of its principal, Ivan Braverman, in the capacity of CFO for a period of three years with an option to renew at the end of the term, with annual compensation of $120,000, $180,000 and $240,000, respectively.

The executives shall also participate in the incentive plan payable in cash and Company stock or options upon achievement of reasonable performance goals and stock option plan, when implemented. As per the agreements, and when cash flow is available, the executives are also entitled to group term life insurance with coverage of at least $500,000, all premiums being paid by the Company. We shall also provide long term disability insurance with compensation annually equal to at least $90,000 each to our CEO and CTO, and $120,000 to our CFO. The executives are also entitled to no less than 39 days of paid time off each year which shall be accrued according to the Company policies and practices from time to time. Management consulting services totaling $12,934 was accrued and expensed for the last two weeks of October 2007, of which $11,667 was for compensation, and $1,267 was for accrued absences. An additional $800 was expensed for the value of stock compensation provided by our CEO and CFO for the 8 million preferred shares they received on October 31, 2007.

Option/SAR Grants

Currently, we have no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

EXECUTIVE COMPENSATION - continued

Long-Term Incentive Plan Awards

Currently, we do not have any long-term incentive plans.

Directors Compensation

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of CCII other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

FINANCIAL STATEMENTS

The audited financial statements of CCII appear on pages F-1 through F-12.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

 There have been no changes in and/or disagreements with DeJoya & Griffith & Company, LLC on accounting and financial disclosure matters.

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Page No.
Condensed Balance Sheets for April 30, 2008 (Unaudited) and October 31, 2007 (Audited)	F-2

Unaudited Condensed Statements of Operations for the Three and Six Months Ended April 30, 2008 and Cumulative from Inception (October 15, 2007) to April 30, 2008	F-3

Unaudited Condensed Statements of Cash Flows for the Six Months Ended April 30, 2008 and Cumulative from Inception (October 15, 2007) to April 30, 2008	F-4

Notes to Financial Statements for April 30, 2008 (Unaudited)	F-5

Report of Independent Registered Public Accounting Firm	F-7

Balance Sheets for October 31, 2007 (Audited)	F-8

Statements of Operations for the Period from Inception (October 15, 2007) to October 31, 2007 (Audited)	F-9

Statements of Cash Flows for the Period from Inception (October 15, 2007) to October 31, 2007 (Audited)	F-10

Statements of Stockholders' Equity for the Period from Inception (October 15, 2007) to October 31, 2007 (Audited)	F-11

Noted to Financial Statements for October 31, 2007 (Audited)	F-12

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED BALANCE SHEETS

	April 30,	October 31,
	2008	2007
	(unaudited)	(audited)

ASSETS

CURRENT ASSETS

Cash	$3,838	$43,934
Prepaid expenses	3,250	21,204
Deferred stock registration costs	40,000	-
Affiliate advances	10,000	-
Total current assets	57,088	65,138

Total assets	$57,088	$65,138

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accrued liabilities	$139,684	$8,354
Shareholders' advances	7,348	3,960

Total current liabilities	147,032	12,314

STOCKHOLDERS' EQUITY (DEFICIT)

Class A Convertible Preferred stock, $.0001 par value,
10,000,000 shares authorized, 8,000,000 issued and outstanding	800	800

Common stock, par value $.0001,100,000,000 shares
authorized, 24,446,000 issued and outstanding (2007),
24,621,000 issued and outstanding (2008)	2,462	2,445
Additional paid in capital	118,957	69,975
Deficit accumulated during development stage	(212,163)	(20,396)

Total stockholders' equity(deficit)	(89,944)	52,824

Total liabilities & stockholders' equity(deficit)	$57,088	$65,138

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

			Cumulative
			from
	Three Months	Six Months	Inception
	Ended	Ended	(October 15, 2007) to
	April 30,2008	April 30,2008	April 30,2008

REVENUES	$-	$-	$-

EXPENSES
General and administrative:
Consulting fees	83,125	166,250	179,984
Other	9,574	25,517	32,179

Total expenses	92,699	191,767	212,163

NET LOSS	$(92,699)	$(191,767)	$(212,163)

NET LOSS PER SHARE - BASIC	*	$(0.01)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING - BASIC	24,621,000	24,595,176

* less than $(.01) per share

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

		Cumulative
		from
	Six Months	Inception
	Ended	(October 15, 2007) to
	April 30,2008	April 30,2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(191,767)	$(212,163)
Adjustments to reconcile net loss to net
Cash (used) by operating activities:
Common stock issued issued at spin off		2,420
Preferred stock issued for services		800
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	17,954	(3,250)
Increase in accrued liabilities	131,330	139,684
Deferred stock offering costs	(40,000)	(40,000)
Affiliate advance	(10,000)	(10,000)

Net cash used by operating activities	(92,483)	(122,509)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash used by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	48,999	118,999
Increase in shareholders' advances	3,788	32,748
Shareholder advance - repayment	(401)	(25,401)

Net cash provided by financing activities	52,386	126,346

NET INCREASE (DECREASE) IN CASH	(40,096)	3,838

CASH, BEGINNING OF PERIOD	43,934	-

CASH, END OF PERIOD	$3,838	$3,838

Supplemental Non-Cash Financing and Investing Activities

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
April 30, 2008
(UNAUDITED)

NOTE 1 -	BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s financial position as of April 30, 2008, and the results of its operations for the three months and six months and cash flows for the six months then ended have been made. Operating results for the three and six months ended April 30, 2008 are not necessarily indicative of the results that may be expected for the year ended October 31, 2008.

These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s audited financial statements for the year ended October 31, 2007 included in Company’s Form S-1. The Company follows same accounting policies in the preparation of interim report.

Going Concern

The Company has not realized any revenues since inception. As of April 30, 2008, the Company has an accumulated deficit of $212,163.

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Our ability to continue in existence is dependent on our ability to develop our business plan and to achieve profitable operations.  Our business plan involves the licensor of our products, pursuing additional product approvals such as that provided by United Laboratories, (UL) for all of the products we are licensed to sell or use, which will enable us to have a worldwide customer base from which we can ultimately obtain our potentially largest source of revenue, the sharing of energy savings on a long-term basis.  In the event we are unable to achieve profitable operations and/or adequate cash flows in the near term, we plan to pursue additional debt or equity financing through private placements of our stock.   The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 -	INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances since there is no assurance of future taxable income.

NOTE 3 -	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

New Accounting Standards Not Yet Adopted

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities", an amendment of SFAS No. 133. SFAS 161 applies to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS 133 and related hedged items accounted for under SFAS 133. SFAS 161 requires entities to provide greater transparency through additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted  for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity's financial position, results of operations, and cash flows. SFAS 161 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2008. The Company does not expect the adoption of SFAS 161 will have a material impact on its financial condition or results of operation.

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
April 30, 2008
(UNAUDITED)

NOTE 3 -	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS - continued

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60.”  SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation.  This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements.  SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

NOTE 4 -	EARNINGS PER SHARE

During the three and six months ended April 30, 2008, our loss per share was less than ($.01) and ($.01), respectively, per share based on the weighted average number of shares outstanding during those periods of 24,621,000 and 24,595,176, respectively.

NOTE 5 -	EQUITY TRANSACTIONS

During the six month period ended April 30, 2008, our Board of Directors approved the sale of, 175,000 shares of our restricted common stock to unaffiliated non resident aliens for $0.28 per share for a total of $49,000.

NOTE 6 -	SHAREHOLDER ADVANCES

Shareholder advances increased $3,788 and repayments totaled $401 for a net increase of $3,387.

NOTE 7 -	AFFILIATE ADVANCES

The advance of $10,000 on March 14, 2008 to CRI, our product licensor was returned to us on June 18, 2008.

NOTE 8 -	SUBSEQUENT EVENTS

Additional Sales of Common Stock

During the period May through August 2008, we inadvertently issued 14,187,500 common shares to various persons. Of this number 3,392,500 should have been issued in a private transaction between Dr. Praba and other shareholders for which his original shares were reduced from 11 million to 7,607,500, and the remaining shares, all of which were sent back to the transfer agent and are in process of cancellation, were issued to our CEO for 6,700,000 shares, to his wife for 4 million shares, and 95,000 to several shareholders of Environmental Alternatives, Inc, a company acquired by CCI in a stock exchange transaction on October 29, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Carbon Credits International, Inc.
2300 W. Sahara Avenue, Suite 800
Las Vegas, Nevada 89102.

We have audited the accompanying balance sheet of Carbon Credits International, Inc. (A Development Stage Company) as of October 31, 2007, and the statements of operations, stockholders’ deficit and cash flows from Inception (October 15, 2007) through October 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carbon Credits International, Inc. (A Development Stage Company) as of October 31, 2007, and the results of its operations and cash flows from Inception (October 15, 2007) through October 31, 2007 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and the Company has not generated any revenue since inception, which all raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC
Henderson, Nevada

September 6, 2008

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
October 31, 2007
AUDITED

ASSETS

CURRENT ASSETS

Cash	$43,934
Prepaid expenses	21,204

Total current assets	65,138

Total assets	$65,138

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accrued liabilities	$8,354
Shareholder advance	3,960

Total current liabilities	12,314

Total liabilities	12,314

Commitments and Contingencies	-

STOCKHOLDERS' EQUITY

Class A Convertible Preferred stock, $.0001 par value,
10,000,000 shares authorized, 8,000,000 issued and outstanding	800

Common stock, par value $.0001,100,000,000 shares
authorized, 24,446,000 issued and outstanding	2,445
Additional paid in capital	69,975
Deficit accumulated during development stage	(20,396)

Total stockholders' equity	52,824

Total liabilities & stockholders' equity	$65,138

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (OCTOBER 15, 2007)
TO OCTOBER 31, 2007

Inception
(October 15, 2007)
to
October 31,
2007
(Audited)

REVENUES	$-

EXPENSES
General and administrative:
Consulting	13,734
Other	6,662

Total expenses	20,396

NET LOSS	$(20,396)

NET LOSS PER SHARE- BASIC	*

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING - BASIC	21,280,875

* less than $(.01) per share

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CASH FLOWS
FROM INCEPTION (OCTOBER 15, 2007)
TO OCTOBER 31, 2007
AUDITED

OPERATING ACTIVITIES
Net loss	$(20,396)
Adjustments to reconcile net loss to net
cash used in operating activities:
Common stock issued at spin off	2,420
Preferred stock issued for services	800
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(21,204)
Increase in accrued liabilities	8,354

Net cash used by operating activities	(30,026)

FINANCING ACTIVITIES
Proceeds from sale of common stock	70,000
Proceeds from shareholder advance	28,960
Shareholder advance - repayment	(25,000)

Net cash provided by financing activities	73,960

NET INCREASE IN CASH	43,934

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$43,934

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS' EQUITY
FROM INCEPTION (OCTOBER 15, 2007)
TO OCTOBER 31, 2007
(AUDITED)

						Deficit
						accumulated
						during	Total
	Preferred Stock		Common Stock		Paid-in	development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	stage	Equity
Balance, October 15, 2007	-	$-	-	$-	$-	-	$-

Shares issued in a spin off, October 17, 2007 at par value	-	-	24,196,000	2,420	-	-	2,420

Shares issued for services on October 17, 2007 after spin off at fair market value of services	8,000,000	800	-	-	-	-	800

Common stock issued for cash on October 24, 2007 at $0.28 per share	-	-	250,000	25	69,975	-	70,000

Net loss for period	-	-	-	-	-	(20,396)	(20,396)

Balance, October 31, 2007	8,000,000	$800	24,446,000	$2,445	$69,975	(20,396)	$52,824

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2007
(AUDITED)

NOTE 1 -	DESCRIPTION, BACKGROUND AND BASIS OF OPERATIONS

History

On October 17, 2007, CARBON CREDITS INTERNATIONAL, INC., (“CCII”, “the Company”, “we”, “our” or “its”), which was formed on October 15, 2007 as a Nevada corporation, was the result of a spin off from Carbon Credits Industries, Inc. (CCI), our former parent company which 24,196,000 shares of common stock was issued to the shareholders of CCI on a share for share basis ownership.  No assets or liabilities were included in the spin off and there was no previous history or operations of CCII.

The spin off of CCII was done for the purposes of establishing a separate publicly held entity to become the exclusive licensee for the world-wide marketing and sales of electrical energy saving products manufactured presently in Malaysia by the licensor, Carbon Reducer Industries SDN BHD, (CRI) a Malaysian corporation, formed on November 29, 2007 by Hans J. Schulte (HJS) and Dr. Prabaharan Subramaniam (Praba). The predecessor manufacturing company to CRI was Radatech Corporation SDN BHD (Radatech), also a Malaysian corporation whose stock was owned by HJS and Praba, the latter person being the sole inventor of the energy saving products. A patent pending is currently on file by Praba. After CRI  incorporated, it entered into a licensing agreement with Radatech, enabling CRI to be the exclusive manufacturer of energy savings products developed by Radatech.

The Company is in the development stage as defined in SFAS No.7 “Accounting and Reporting by Development Stage Enterprises”, and will remain a development stage enterprise until significant revenues have been earned pursuant to our planned principal operations. Our fiscal year end is October 31.

Going Concern

The Company has not realized any revenues since inception. As of October 31, 2007, the Company has an accumulated deficit of $20,396.

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Our ability to continue in existence is dependent on our ability to develop our business plan and to  achieve profitable operations. Our business plan involves our pursuing additional product approvals such as that provided by United Laboratories, (UL) for all of the products we are licensed to sell or use, which will enable us to have a worldwide customer base from which we can ultimately obtain our potentially largest source of revenue, the sharing of energy savings on a long-term basis.  In the event we are unable to achieve profitable operations and/or adequate cash flows in the near term, we plan to pursue additional debt or equity financing through private placements of our stock.   The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board No. 109.  Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.  As of October 31, 2007, the Company had a net operating loss carry forward;, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carry forward.

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2007
(AUDITED)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Earnings (loss) Per Common Share

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards Board Statement No. 128, “Earnings per Share”. Common stock equivalents are not used in the computation of loss per share as their effect would be antidilutive.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates and assumptions.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of our financial instruments, which consists of current assets and liabilities approximate fair values due to the short-term maturities of such instruments.

Research and Development

As licensee, we will not embark on any research or development activities, as such activities will be provided by our licensor, CRI, however we agreed to pay for all necessary approvals needed to be obtained within the countries we plan to sell our licensed products.

Revenue Recognition

Product Sales

Our product revenues will result from the sale of our licensed products. To assist us in developing worldwide sales and energy sharing arrangements, we anticipate the ultimate need to have licensed sub-distributors in many countries in the future; however, because substantial revenues may be obtained by a relatively large number of high energy use customers, we may avoid this arrangement for quite some period of time.

Revenue Sharing

As an alternative to selling our licensed products to customers, we can achieve revenues by sharing in the electrical energy savings our customers will have using our products.  In this option, which is capital intensive for us, we would acquire and install the products ourselves, capitalize and depreciate them, including all associated costs. Initially we anticipate financing these products by using the customer’s written revenue sharing agreements as additional collateral. These products would be installed and maintained at our expense throughout the term of the agreement, which, in most cases, would be for a minimum of 5 years and possibly have a residual revenue sharing arrangement in perpetuity where we continue to maintain the equipment. Revenue sharing income would be recognized in accordance with EITF 00-21, based on continuing performance criteria. Associated costs of maintaining our products in connection with revenue recognition would be classified as cost of revenue in our statement of operations. Depreciation expense would be a separately stated item under the caption of costs and expenses in our statement of operations.

It has been the experience of the manufacturer/licensor of our products that revenue sharing is the better option for larger companies, since such customers will have no substantial out of pocket costs in achieving and maintaining their energy savings. Customers will be required to support all incurred energy costs throughout the duration of our agreement, as a basis for evaluating initial and ongoing  energy savings and revenue sharing amounts.

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2007
(AUDITED)

NOTE 3 -	RELATED PARTY TRANSACTIONS

Manufacturer/Licensor

Our licensor, CRI, is the manufacturer of all of the products we are licensed to sell or use. CRI licenses its manufacturing process and products from Radatech, all of whose common stock is owned by Praba and HJS. Praba is our Secretary and a member of our Board of Directors, who owns 7,607,500 shares of our outstanding common stock. HJS, our Chief Executive Officer/ President (CEO) and Board Chairman, owns only 6 million shares of our preferred stock which may be converted into common stock at any time on a basis of four common shares for each share of preferred stock owned. Together, these two related parties control our Company and CRI.

Legal Services

Corporate and SEC legal services for the Company are being provided by The O’Neal Law Firm, P.C. whose sole owner is a shareholder of both CCI and CCII. As of October 31, 2007, this firm was paid a total of $5,000 for our organizational costs, which was paid in cash. This law firm was issued 2 million restricted shares of our $.0001 par value common stock since it owned 2 million shares of CCI prior to our spin off.

Shareholder Advance

On October 17, 2007, HJS advanced, free of interest and collateral, the sum of $28,960, against which $25,000 was repaid leaving $3,960 owing to him as on October 31, 2007.

Prepaid Expenses

Prepaid expenses consisted of (1) prepaid travel of $15,870 as of October 31, 2007, for the air fare and hotel accommodations of our Arizona based legal counsel and our Chief Financial Officer (CFO) for their initial trip to Kuala Lumpur, Malaysia during November 2007, and (2) $5,333 in prepaid management consulting. We initially advanced $10,000 as management consulting fees to our CFO, but offset that with the amount earned by him of $4,667 as of October 31, 2007, as further discussed in Note 4.

NOTE 4 -	MANAGEMENT CONSULTING SERVICES

On the spin off date, our President/CEO and Chief Technical Officer (CTO)/ Secretary, agreed to provide their services over a three year period with an option to renew for annual compensation each of $90,000, $150,000 and $210,000, respectively. After inception of CRI in November 2007, they agreed to continue providing such services under a formal consulting agreement with CRI.

The Company also entered into a consulting agreement with Braverman International to engage it in the capacity of CFO at the date of spin off for a period of three years with an option to renew at the end of the term, with annual compensation of $120,000, $180,000 and $240,000, respectively. All executives shall also participate in the incentive plan payable in cash and Company stock or options upon achievement of reasonable performance goals and stock option plan, when implemented. As per the agreements, and when cash flow is available, the executives are also entitled to group term life insurance with coverage of at least $500,000, all premiums being paid by the Company. The Company shall also provide long term disability insurance with compensation annually equal to at least $90,000 for our CEO and CTO and $120,000 for our CFO. The executives are also entitled to no less than 39 days of paid time off each year which shall be accrued according to the Company policies and practices from time to time. Management consulting services totaling $12,934 was accrued (of which $8,267 remains accrued as of October 31, 2007) and expensed for the last two weeks of October 2007, consisting of $11,667 was for compensation, and $1,267 was for accrued absences. An additional $800 was expensed for the value of stock compensation provided by our CEO and CFO for the 8 million preferred shares they received on October 31, 2007.

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2007
(AUDITED)

NOTE 5 -	INCOME TAXES

At October 31, 2007, the Company had a federal operating loss carry forward of $11,769, which begins to expire in 2027.

Components of net deferred tax assets, including a valuation allowance, are as follows at October 31, 2007:

2007
Deferred tax assets:
Net operating loss carryforward	$4,088
Stock-based compensation	508
Accrued Expenses (not paid)	2,893
7,488

Less: Valuation Allowance	(7,488)
$--

The valuation allowance for deferred tax assets as of October 31, 2007 was $7,488.  In assessing   the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of October 31, 2007, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate for the year ended October 31, 2007 is as follows:

2007

Federal statutory tax rate	(35.0)%
Change in valuation allowance	35.0%

Effective tax rate	0.0%

NOTE 6 -	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” which clarifies  the  accounting  for  uncertainty  in  income  taxes recognized in an enterprise's  financial  statements in accordance with FASB No. 109, "Accounting for Income Taxes." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties,   accounting in interim periods, disclosure and transition.  This Interpretation is effective for fiscal years beginning after December 15, 2006. We have determined that the adoption of FIN 48 did not have any material impact on our results of operations or financial position.

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2007
(AUDITED)

NOTE 6 -	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS - continued

New Accounting Standards Not Yet Adopted

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. The statement does not require any new fair value measurements, but for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not evaluated the potential impact of adopting SFAS No. 157 for our financial statements.

In February 2007, the FASB issued SFAS No. 159, the “Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 provides entities with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that select different measurement attributes. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

In June 2007, the Emerging Issues Task Force (“EITF”) issued Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services To Be Used in Future Research and Development Activities” (“EITF 07-3”) which concluded that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or services are performed. Such capitalized amounts should be charged to expense if expectations change such that the goods will not be delivered or services will not be performed. The provisions of EITF 07-3 are effective for new contracts entered into during fiscal years beginning after December 15, 2007. The consensus on EITF 07-3 may not be applied to earlier periods and early adoption is not permitted.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations - Revised 2007”. SFAS 141(R) provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141(R) applies to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 141(R) to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an Amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities", an amendment of SFAS No. 133. SFAS 161 applies to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS 133 and related hedged items accounted for under SFAS 133. SFAS 161 requires entities to provide greater transparency through additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted  for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity's financial position, results of operations, and cash flows. SFAS 161 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2008. The Company does not expect the adoption of SFAS 161 will have a material impact on its financial condition or results of operation.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60.”  SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation.  This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements.  SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

CARBON CREDITS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2007
(AUDITED)

NOTE 7 -	EQUITY TRANSACTIONS

Common Shares Issued During the period

Common Stock: The authorized common stock is 100,000,000 shares at $0.0001 par value.

At inception October 17, 2007, the total number of common shares issued to the shareholders of CCI, our former parent, resulting from the spin off totaled 24,196,000. On October 24, 2007, $70,000 funds were received for a private placement of 250,000 common shares to a foreign national as approved by the Board of Directors for $0.28 per share.

Class A Convertible Preferred Shares Issued During the period

Preferred Stock:  The authorized Series A preferred stock is 10,000,000 shares with $0.0001 par value.

On October 17, 2007, 8 million preferred shares were issued at fair market value of services of
$800 for the services rendered in connection with the formation and organization of the corporation of which 6 million are owned by HJS and 2 million are owned by our CFO.

Preferred shares are convertible at any time into common shares at the rate of 4 common shares for each preferred share owned totaling 32,000,000 shares of common stock after full conversion. No dividends are payable unless declared by the Board of Directors. Each preferred share is entitled to 4 votes and ranks senior to all other classes of stock in liquidation in the amount of $1 per share.

NOTE 8 -	COMMITMENTS AND CONTINGENCIES

We rent, on a month to month basis, a shared executive suite in Kuala Lumpur, Malaysia, where we obtain all of our overseas secretarial, copying, computer and other required administrative services. Rent expense paid on a month to month rental for a minimum of varies monthly depending on services rendered and space occupied, was $87 for the last two weeks of October 2007.

NOTE 9 -	SUBSEQUENT EVENTS

Las Vegas office

Starting in January 2008, we rented for a minimum of $294 per month, on a month to month basis, a shared executive suite in Las Vegas, Nevada to use as our United States contact address, and to accommodate meetings when they occur in the United States. The lessor of the property allows us to use any of the other approximate 600 offices in the United States for the same minimum monthly rental should our meetings require a different location.

Exclusive Distribution Agreement

On July 25, 2008, we entered into an exclusive worldwide distribution agreement with CRI to distribute CRI products upon a mutually acceptable pricing schedule for each of the CRI products to be provided by CRI. The term of the agreement shall continue in perpetuity based mutual consent of both parties. Initial sales in Malaysia are to come from CRI’s established selling agents there, since it is the requirement in that country that manufacturers cannot have direct sales with its customers. Accordingly, it is expected that sales in Malyasia will not be as profitable as sales in countries which have no similar requirements.

Related Party Transactions

During the first quarter of our current fiscal year we advanced our SEC law firm $40,000 towards the preparation of our registration statement on Form S-1 which commenced in our second quarter. In addition, we advanced CRI, $10,000 on March 14, 2008, which was repaid in full on June 18, 2008.

Additional Sales of Common Stock

Subsequent to November 2007, the Company erroneously issued 14,187,500shares to certain shareholders including those of Carbon Credit Industries (“CCI”). Of this total, 10,795,000 shares are in the process of being cancelled and consist of 6,700,000 shares issued to the CEO of the Company, 4,000,000 shares to his wife, and 95,000 shares to the shareholders in Environmental Alternatives, Inc. The Company anticipated that the recovery of the balance of the 3,392,500 shares issued to other shareholders would further delay the process of filing the registration statement on Form S-1, therefore, have decided to adjust them against the issued and outstanding shares of CTO of the Company to effect a private transaction.

During the six month period ended April 30, 2008, our Board of Directors approved the sale of, 175,000 shares of our restricted common stock to unaffiliated non resident aliens for $0.28 per share, total of $49,000.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days from the effective date of this Registration Statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themselves in good faith and that such person:

-	reasonably believed that their conduct was in or not opposed to our company’s best interests; or
-	with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

-	by our stockholders;
-	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
-	by independent legal counsel in a written opinion; or
-	by court order.

INDEMNIFICATION OF DIRECTORS AND OFFICERS - continued

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$40,000
Audit Fees	10,000
Transfer Agent Fees	1,500
SEC Registration	3.28
Other and Miscellaneous (1)	1,500
Edgarizing and Filing Fees (1)	700
Total	$53,703.28

(1) Estimates

RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 as follows:

On October 17, 2007, we issued 24,196,000 shares of our restricted common stock to our parent company Carbon Credits Industries, Inc., a Nevada corporation, in connection with our formation at an aggregate value of $2,420, or $0.0001 per share.

On October 17, 2007, we issued 6,000,000 shares of our Series A Preferred Stock to our CEO, President and Director, Hans J. Schulte for services rendered in the organization and formation of our company, at an aggregate value of $600, or approximately $0.0001 per share.

On October 17, we issued 2,000,000 shares of our Series A Preferred Stock to our CFO, Treasurer and Director, Ivan Braverman for services rendered in the organization and formation of our company, at an aggregate value of $200, or approximately $0.0001 per share.

With respect to the above transactions, we relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act").

On October 24, 2007, we sold 250,000 shares of our restricted common stock to Bart A.G. Alink at an aggregate  price of  $70,000, or approximately $0.28 per share.

On November 26, 2007, we sold 125,000 shares of our restricted common stock to Willem F. Steenbergen at an aggregate price of $34,999, or approximately $0.28 per share.

On November 29, 2007, we sold 50,000 shares of our restricted common stock to Bartho Nietsch at an aggregate price of $14,000, or approximately $0.28 per share.

RECENT SALES OF UNREGISTERED SECURITIES - continued

The three sale transactions referenced above were offshore transactions pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following persons are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by CCII,  any distributor, any of our respective  affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S  by including a legend on all offering materials and documents which stated that the shares have not been registered under the SECURITIES ACT OF 1933 and may not be offered or sold in the United  States or to U.S.  persons unless the shares are registered under the SECURITIES ACT OF 1933, if an exemption from registration  requirements  of the  SECURITIES  ACT OF  1933 is available.

Name of Stockholder	Number of Shares Subscribed	Aggregate Sale Price	Price per Share	Date of Sale
Bart A.G. Alink	250,000	$70,000	$0.28	October 24, 2007
Willem F. Steenbergen	125,000	$34,999	$0.28	November 26, 2007
Bartho Nietsch	50,000	$14,000	$0.28	November 29, 2007

EXHIBITS

Number	Description
3.1	Articles of Incorporation. [1]
3.2	Amendment to Articles of Incorporation [1]
3.3	Certificate of Designation [1]
3.4	Bylaws [1]
4.1	Exclusive Distribution Agreement [1]
4.2	Consulting Agreement – Hans Schulte [1]
4.3	Consulting Agreement – Dr. Prabaharan Subramaniam [1]
4.4	Consulting Agreement – Ivan Braverman [1]
5.1	Consent and Opinion re: Legality
23.1	Consent of Accountant

1. Incorporated by reference to Company's Registration Statement on form S-1 as filed with the SEC on September 10, 2008.

 UNDERTAKINGS

CCII hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on September 15 , 2008.

CARBON CREDITS INTERNATIONAL, INC.

/s/ Hans J. Schulte
Hans J. Schulte
President, Principal Executive Officer

/s/ Ivan Braverman
Ivan Braverman
Treasurer, Principal Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Hans J. Schulte	September 15 , 2008
Hans J. Schulte
President, Principal Executive Officer and Director

/s/ Ivan Braverman	September 15 , 2008
Ivan Braverman
Treasurer, Principal Financial Officer, Principal Accounting Officer and Director

/s/ Dr. Prabaharan Subramaniam	September 15 , 2008
Dr. Prabaharan Submaniam
Secretary, Chief Technology Officer and Director